Exhibit 15

May 5, 2006

To the Board of Directors and Stockholders of

The Hartford Financial Services Group, Inc.

Hartford, Connecticut

We have made a review, in accordance with the standards of the Public Company Accounting Oversight Board (United States), of the unaudited interim financial information of The Hartford Financial Services Group, Inc. and subsidiaries (the “Company”) for the three-month periods ended March 31, 2006 and 2005, as indicated in our report dated April 25, 2006; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which was included in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, is being incorporated by reference in the following registration statements (Nos. 333-103915, 333-105392 and 333-88762) on Forms S-3.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

DELOITTE & TOUCHE LLP